                       SECOND AMENDMENT TO LOAN AGREEMENT


         This SECOND AMENDMENT TO LOAN AGREEMENT (the "Second Amendment") is made as of October 27, 1998, by NET 2 L.P., a Delaware limited partnership ("Borrower"), and NATIONSCREDIT COMMERCIAL CORPORATION, a Delaware corporation, successor to Nations Financial Capital Corporation ("Lender").

                                R E C I T A L S:

         A. Borrower and Lender entered into a Loan Agreement dated as of May 31, 1994, as amended by a First Amendment to Loan Agreement dated as of September 28, 1998 (the "First Amendment"; the Loan Agreement, as amended by the First Amendment, is referred to as the "Loan Agreement"). Capitalized terms used herein will have the same meanings given them in the Loan Agreement.

         B. Pursuant to the First Amendment, Lender made Borrower an interim loan in the amount of $1,500,000 (the "Interim Loan"), Borrower acquired the Wilsonville Premises using Future Acquisition Funds from the sale of the Seattle Premises, and Borrower placed a first lien deed of trust on the Wilsonville Premises in favor of Lender. The Seattle Premises are no longer part of the Land, Buildings, Improvements or Premises and all references in the Loan Agreement to the Seattle Unit and the Seattle Premises are hereby deleted.

         C. Borrower has requested that Lender increase the Loan by $12,500,000 (the "Loan Increase") to $24,500,000, and Lender has agreed to do so upon certain terms and conditions.

         D. In connection with such increase, Borrower and Lender desire to enter into certain amendments to the Loan Agreement.

         In consideration of the foregoing and the mutual covenants and promises set forth in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:

         1. Amendments to Loan Agreement. The Loan Agreement is amended as follows:

         a. Recital B is amended and restated to read as follows:

                  "B. The Loan. Borrower desires to borrow from Lender an amount (the "Loan") up to $24,500,000."

         b. Section 1.1.I. is amended by adding the following at the end thereof: "The Wilsonville Premises is duly and validly zoned PID (Planned Industrial Development), which permits the use thereof for office and distribution purposes, which zoning has been enacted without any limitations to its effectiveness and is in full force and effect."



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         c. Section 1.1 U. is amended by deleting clause (4) and adding the following at the end of clause (10):

                  "(11) The Amended and Restated Office Lease dated as of October 17, 1997 between Hollywood Entertainment Corporation and TC Portland, Inc. relating to the Wilsonville Premises."

         d. Section 1.1 is amended by adding Section 1.1 X., such section to read as follows:

                  "X. Year 2000 Compliance. Borrower has (i) initiated a review and assessment of all areas within its and each of its Affiliates' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the Year 2000 Problem (i.e., the risk that computer applications used by Borrower or any of its Affiliates, suppliers or vendors may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and
         (iii) to date, implemented that plan in accordance with that timetable. Borrower reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Affiliates' business and operations will on a timely basis be able to properly perform date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on Borrower or the Premises."

         e. Section 2.1 A is amended and restated to read as follows:

                  A. Note. An amended and restated promissory note (the "Note") in the amount of TWENTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($24,500,000) payable to the order of Lender on or before May 1, 2000 (the "Initial Maturity Date"), subject to two one-year extension options which may be exercised on the terms and conditions set forth in the Note (any date to which the maturity date of the Note has been extended is referred to as an "Extended Maturity Date" and the term of the Note after the Initial Maturity Date and before the Extended Maturity Date is called an "Extended Term").

         f. Section 2.1 K. and Section 2.1 L. are deleted.

         g. The definition of "Major Premises" in Section 2.2 B is amended to delete the Seattle Premises and add the Wilsonville Premises and the New Haven, Connecticut Premises previously acquired by Borrower.

         h. Section 2.3 is amended to provide that such the requirements of this Section are applicable to the Wilsonville Premises.


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         i. Section 3.1 M is amended by changing "(C)" to "C."

         j. The first two paragraphs of Section 3.1 Q. are amended and restated to read as follows:

                  "Q. Commencing on the first day of the first month following the Initial Disbursement and continuing until the Initial Maturity Date, Net Operating Income (hereinafter defined) from the Premises shall be tested each month, on an aggregate basis from all Premises, and annualized. If the Debt Service Coverage ratio (hereinafter defined) falls below 1.50 during the term prior to the Initial Maturity Date or below 1. 15 during the first Extended Term, then Borrower shall deposit in an account (the "Excess Funds Account") with Lender all Net Cash Flow (hereinafter defined) for the following months, such deposit to be made on or before the fifteenth (15th) day of each month. In the event that the Premises achieves the requisite Debt Service Coverage ratio as set forth above for a period of three (3) consecutive calendar months (a "Period") then the funds on deposit with Lender in the Excess Funds Account and interest thereon will be paid to Borrower upon such achievement, provided no Default or Event of Default has occurred and is continuing. Notwithstanding such achievement, Borrower shall continue to comply with the calculation provisions of this section and, if the Debt Service Coverage ratio is less than the requisite amount for any month, the provisions for the deposit of Net Cash Flow in this Section with respect to Excess Funds will continue to apply. If Excess Funds are required to be held by Lender for two consecutive Periods, all Excess Funds on deposit with Lender in the Excess Funds Account together with interest thereon and all Net Cash Flow subsequently deposited with Lender will be applied as a mandatory prepayment of the
         Note in inverse order of maturity, except that the provisions of the fourth and subsequent sentences of this paragraph will continue to apply. Mandatory prepayments made under this section are not subject to the Prepayment Fee under the Note.

                  "As used herein, "Debt Service Coverage" ratio will mean the ratio of Net Operating Income to the amount of principal and interest payable on the average outstanding amount of the Loan during such month or Period less any regularly scheduled payments of principal on the Note made by Borrower."

         k. Sections 3.1 R. and 3.1.U are deleted.

         l. Sections 3.1. V. and W are added, such sections to read as follows:

                  "V. Year 2000 Compliance. Borrower will promptly notify Lender in the event the Borrower discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Affiliates, business and operations will not be Year 2000 compliant on a


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         timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect.

                  "W. Wilsonville UST. Borrower agrees to remove or cause to be removed, in compliance with Environmental Laws, the 2,000 gallon underground storage tank located on the Wilsonville Premises and to replace same with a new 2,000 gallon double wall tank, which new tank shall be installed in compliance with Environmental Laws, on or before March 1, 1999. Borrower will cause appropriate testing to be done in connection with said removal to establish the absence of soil contamination in the area of said tank. If there is any contamination disclosed by said tests, Borrower will remove or cause to be removed all such contamination. Borrower will furnish Lender copies of all such reports."

         m. Section 4.1 is amended by adding the following after subparagraph D:

                  "E. Loan Increase. On the basis of the covenants, agreements and representations of Borrower contained in this Agreement (including the Second Amendment) and the Loan Documents, and subject to the terms and conditions set forth in this Agreement and the Loan Documents, Lender agrees to lend to Borrower the Loan Increase. Borrower agrees to use the proceeds of the Loan Increase for the purpose for which they were advanced and for no other purpose. The Loan Increase will be disbursed when the conditions in Section 3 of the Second Amendment have been satisfied, for the following purposes and subject to the following conditions:

                           "A. Up to $1,500,000 of the Loan Increase will repay
                  the Interim Note.

                           "B. Up to $1,100,000 of the Loan increase will repay
                  a loan from LCP Group to Borrower.

                           "C. Up to $525,000 will be used to pay Lender's
                  Expenses and the expenses of Borrower in connection with the sale of the Seattle Premises, the purchase of the Wilsonville Premises, the First Amendment and the Second Amendment.

                           "D. Up to $1,500,000 will be disbursed to the
                  partners of Borrower.

                           "E. Up to $8,775,000 will be deposited in the Future
                  Acquisition Account to be used in connection with Future Acquisitions as provided in Section 4.3 below. To the extent that less than all of the funds allocated in clauses B, C and D are disbursed for the stated purposes, the positive difference, if any, shall be funded into the Future Acquisition Account."

         n. Section 4.3 A is amended and restated to read as follows:


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
                  "A. Borrower and Lender anticipate that Borrower may make acquisitions of property from time to time (such acquisitions are called "Future Acquisitions"). Borrower may acquire Future Acquisitions without Lender's approval only if (1) the only sources of funds for such Future Acquisition are Net Cash Flow which is not restricted under
         Section 3.1 Q., (2) no Future Acquisition Funds are used in connection with such acquisition, (3) title to such property is taken in the name of a subsidiary of Borrower and not in Borrower's name, and (4) neither Borrower nor General Partner has or will have any liability, direct or indirect, in connection with any financing in connection with such property, whether as a direct obligor, contingent obligor, guarantor, partner or otherwise."

         o. Section 4.3 B is amended by adding the word "and" before the word "value" in the last line.

         p. Section 4.5 is amended by adding the words "or Future Acquisition Funds" after the words "Loan proceeds" in the fourth to last line of said section.

         q. Section 4.6 is amended and restated to read as follows:

                  "4.6 Release Payments. A Premises may be sold by Borrower and Lender agrees to release such Premises from the applicable Mortgage in connection with such sale (but not in connection with a refinance) upon the following conditions:

                  "A. The net sales proceeds (i.e. the gross purchase price less normal and customary closing costs paid to third parties) paid to Lender are equal to or greater than 80% of the amount listed in the column "1998 Appraised Value" with respect to such Premises on Exhibit I (First Revised) (the "Release Payment") and all of such net sales proceeds are paid to Lender;

                  "B. Borrower pays Lender a release fee of $5,000 (the "Release Feel") for the release of each Premises other than the Texas Premises, as to which no Release Fee is payable; and

                  "C. Borrower pays Lender all net sales proceeds to be either, at Borrower's discretion, held in the Future Acquisition Fund Account or used to repay the Loan. Notwithstanding the foregoing, if in connection with such a sale Borrower desires to attempt to effect a delayed tax-free exchange, then instead of depositing the net sales proceeds in the Future Acquisition Fund Account, Borrower may deposit up to $7,000,000 of net sales proceeds, in the aggregate at any time (the "Exchange Amount"), in a tax free exchange account established with a reputable exchange company on the following conditions:

                           (1) E. Robert Roskind and The LCP Group L.P. jointly
                  and severally guarantee, pursuant to a guaranty


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
                  in form and substance satisfactory to Lender, payment to Lender all of any portion of the Exchange Amount if for any reason, including action by Borrower or a creditor of Borrower, all of the funds deposited in said account are not either applied as set forth in the preceding sentence or used for Future Acquisitions in accordance with the terms and conditions of this Agreement, and

                           (2) the exchange agreement provides that at the end
                  of the exchange period, if Borrower has not used all of the Exchange Amount to fund Future Acquisitions in accordance with this Agreement, all of the Exchange Proceeds will be paid to Lender, as well as such other modifications consistent with the foregoing, as Lender may request, excluding a grant of a security interest (unless applicable law is changed to permit such a security interest without adversely affecting Borrower's claim for benefits under Section 1031 of the Internal Revenue Code).

                  In the event Borrower chooses to repay the Loan, then the Prepayment Fee (as defined in the Note) will not be payable with respect to such Premises but the Release Fee will be payable.

                  "Notwithstanding the foregoing, if an Event of Default or Default exists at the time of a sale of a Premises, all net sales proceeds will be paid to Lender to pay the Prepayment Fee and then applied to the Loan as a prepayment.

                  "In addition, Borrower may request that Lender accept a Release Payment with respect to a Premises if a condemnation or eminent domain proceeding is commenced with respect to such Premise or if Borrower is unable to satisfy the provisions of Section 5.3 for use of Proceeds with respect to such Premises, or if a Premises is rezoned without the agreement or acquiescence of Borrower.

                  "Upon receipt of a Release Payment and all net sales proceeds with respect to a Premises and the release of such Premises from the lien of the applicable Mortgage, such Premises will no longer be considered a Premises for purposes of this Agreement."

         r. Exhibit I is replaced by Exhibit I (First Revised) attached hereto.

         s. Section 8.7 is amended to delete the name "E. Robert Roskind" from the Borrower's address and to substitute the name "David Walsh".

         2. Representations. In order to induce Lender to enter into this Amendment, Borrower represents and warrants to Lender as follows:


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                  a. All of the representations and warranties of Borrower in the Loan Agreement and the Loan Documents are true and complete on the date hereof in all material respects.

                  b. The Loan Agreement and the Loan Documents are in full force and effect and free from an Event of Default or Default.

                  c. The principal amount of the Loan (including the Interim
         Loan) outstanding as of October 27, 1998 is $11,908,789.35, and Borrower has no offsets, defenses or counterclaims with respect thereto.

                  d. The execution and delivery by Borrower of this Second Amendment and all documents executed and delivered by Borrower pursuant hereto, and the performance by Borrower of this Second Amendment and such documents W are within its powers; (ii) have been duly authorized by all necessary partnership action; and (iii) do not conflict with, violate or constitute a default under any law, rule, regulation, decree or judgment applicable to Borrower or any indenture, mortgage, deed of trust, agreement, instrument, contract or other restriction binding on or affecting Borrower.

                  e. This Second Amendment and all documents executed and delivered by Borrower pursuant hereto are the legal, valid and binding obligations of Borrower enforceable in accordance with their terms.

         3. Conditions to Effectiveness. As a condition to the effectiveness of this Second Amendment, Borrower shall satisfy all of the following conditions:

         a. Borrower shall pay Lender a commitment fee equal to $70,500, less $50,000 which has already been paid to Lender. Said commitment fee is deemed fully earned upon execution hereof and is not refundable.

         b. Borrower shall pay Lender all of Lenders Expenses in connection with the First Amendment and the Second Amendment.

         c. Borrower will execute and deliver or cause to be executed and delivered to Lender all of the following, all of which shall constitute "Loan Documents" under the Loan Agreement:

                  (1) The Note.

                  (2) An Acknowledgement and Agreement executed by General Partner with respect to the General Partner's Agreement.

                  (3) An amended and restated Deed of Trust on the Wilsonville Premises and, if requested by Lender, an assignment of rents.


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                  (4) An opinion of counsel of Borrower and General Partner
         dated the date of this Amendment and relating to such matters with respect to this Second Amendment and the Loan Documents executed pursuant hereto and the transaction contemplated hereby as Lender may reasonably request.

                  (5) Amendments to each of the Mortgages ("Mortgage Amendments") reflecting the increase to the principal amount of the Note and this Amendment.

                  (6) Such other documents and instruments as Lender may request.

         d. Borrower shall deliver authorization documents as outlined in
Section 2.2 F with respect to this Second Amendment, the Note, the Mortgage Amendments and the other Loan Documents executed pursuant to this Second Amendment

         e. Borrower shall deliver endorsements to each Title Policy later dating the Title Policy, reflecting the Mortgage Amendments and increasing the amount of coverage to the amount of the Loan.

         f. Borrower shall satisfy all of the requirements and conditions set forth in Section 2.3 with respect to the Wilsonville Premises.

         4. Miscellaneous.

         a. This Second Amendment shall be construed according to and governed by the laws of the State of Connecticut.

         b. If any provision of this Second Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Second Amendment will remain in full force and effect.

         c. This Second Amendment shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

         d. Except as amended hereby, the Loan Agreement is and shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

                           [EXECUTION PAGE TO FOLLOW]


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         IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

                              NET 2 L.P., a Delaware limited partnership

                              By:  LEPERCQ NET 2 L.P., a Delaware
                                   limited partnership, Its General
                                   Partner

                                   By:  LEPERCQ NET 2 INC., a Delaware
                                        corporation

                                        By:
                                           -------------------------------
                                              Its Vice President


                              NATIONSCREDIT COMMERCIAL CORPORATION, a
                              Delaware corporation

                              By:
                                 -----------------------------------------
                                 Name:
                                 Title:


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                                    EXHIBIT I

        Property                                    1998 Appraised Value
        --------                                    --------------------

        Highland Heights, OH                              $6,863,000
        Tempe, AZ                                         $2,050,000
        Seattle, WA                                              n/a
        Columbus, OH                                      $1,779,000
        Earth City, MO                                    $3,170,000
        Tucson, AZ                                        $3,155,000
        Milford, CT                                       $3,064,000
        Wilsonville, OR                                  $13,700,000
        El Paso, TX                                         $754,000
        12 Michigan sites                                  $,792,000
        13 San Antonio, TX                                $5,293,000